Exhibit 4.6

To be printed on the Company’s letterhead

To: Gadi Graus	Date: November 1, 2022

Dear Gadi,

Whereas, Cust2mate Ltd. (the “Company”) wishes to employ you according to the provisions of this letter agreement (this “Agreement”), and you desire to be so employed by the Company.

Now, therefore, you and the Company hereby agree to the following terms and conditions:

1.	Position, Scope of Position and Working Hours

1.1	You shall be employed by the Company in the position, scope of position and days and hours of work as set forth in Annex A attached hereto and incorporated herein (“Annex A”), and your responsibilities, duties and tasks of such employment shall be determined and assigned to you, from time to time, by the supervisor set forth in Annex A (the “Supervisor”) or by any person that may be appointed by the Supervisor.

1.2	You shall perform your duties hereunder at the Company’s facilities in Israel; however, it is hereby agreed that, from time to time, you may be required to work remotely from your home residence or elsewhere, as shall be determined by the Company according to its sole discretion and according to the Company’s policy in this respect, as shall be in effect from time to time. In addition, you acknowledge and agree that the performance of your duties hereunder may require domestic and/or international travel.

2.	Term and Termination

2.1	The term of your employment shall commence on the date set forth in Annex A (the “Effective Date”), and shall continue for an unlimited term though in any event for at least a period of 12 months, unless terminated either by you or by the Company at any time and for any reason after the lapse of said 12 month period, by providing prior written notice as set forth in Annex A, except for in the event of a Termination for Cause.

2.2	In the event of any termination which is not a Termination for Cause, the Company shall be entitled to terminate your employment immediately or at any time during the prior notice period referenced above, provided however, that in such an event the Company shall pay you your applicable prior notice redemption.

In the event that you shall voluntarily resign, without providing the Company the full prior notice as set forth in Annex A, you shall be required to pay the Company the value of the prior notice not provided by you, and said value shall be deemed a debt of you towards the Company. Notwithstanding the aforesaid, the Company shall be entitled to deduct and set-off any amounts due to it in this respect from any amounts payable or due to you by the Company and you irrevocably instruct the Company to make such deductions and set-offs and confirm that your consent is in accordance with the provisions of the Wage Protection Law, 5718-1958.

2.3	Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to terminate your employment immediately, without prior notice or the redemption thereof, in the event that you commit any of the following: embezzlement; theft; any other criminal offence involving moral turpitude; breach of a fiduciary duty or duty or loyalty; a willful failure to perform your responsibilities or duties, a material breach of this Agreement, including without limitation a breach of any of your undertakings as set forth in Annex B attached hereto and incorporated herein (“Annex B”) and/or your representation in Section 4.10 below; and/or any other act or omission which under applicable law enable(s) entire and/or partial denial of severance payments or prior notice or redemption thereof (“Termination for Cause”).

2.4	You undertake that in the event you cease to work for the Company, for any reason whatsoever, you will immediately upon such termination transfer any and all assets and/or other property of the Company that may be in your possession, including without limitation all Company cars, telephones, computers, employee identification cards, keys, equipment, property, information and documents held and/or prepared by you in the framework of your employment with the Company to whomever the Company shall determine, in an organized, timely and appropriate manner. You further undertake that upon such termination, you will cease to present yourself as a Company employee in any and all media platforms, including internet websites, social networks, and/or social applications.

2.5	It is hereby clarified that if any asset and/or other property of the Company is placed at your disposal, you have limited rights with respect to the use of such an item during and for the purpose of your employment with Company only, and you shall not have the right to any lien, security interest or encumbrance with respect thereto and you hereby waive all such rights.

3.	Compensation and Benefits

3.1	Salary

You shall be entitled to a monthly salary in a gross amount as set forth in Annex A (the “Salary”). The Salary shall be paid to you by the 9th (ninth) day of the month following the month for which it is due.

It is hereby explicitly represented and clarified that your position under this Agreement is a position that requires a special level of fiduciary duty to the Company; accordingly, the Work and Rest Hours Law-1951 shall not apply to you, and you shall not be entitled to any additional payments (except for the Salary set forth in Annex A) for over-time hours or work performed during rest days.

3.2	Vacation, Recreation Pay, Sick Leave and Reserve Duty

(a)	You shall be entitled to such a number of paid vacation days annually as set forth in Annex A. Procedures of the utilization and redemption of vacation days shall be as prescribed by applicable law and in coordination with the Supervisor with reasonable consideration to the needs of the Company. Notwithstanding anything to the contrary in this Agreement, you shall make all efforts to use your entire allotment of annual vacation days by the end of any calendar year, however, if you are unable to do so, you shall be entitled to accumulate the unused balance of such vacation days.

(b)	You shall be entitled to “dmei havra’a” (“Recreation Pay”), and sick days as set forth in Annex A.

(c)	You shall be entitled to payment during reserve duty in accordance with the provisions of applicable laws.

3.3	Pension and Severance Pay

(a)	The Company shall pay, and shall deduct from the Salary, on a monthly basis, as premiums for a manager’s insurance policy or pension fund or a combination of the two (the “Policy”), chosen by you, amounts equal to the percentages of the Salary set forth in Annex A.

The sums contributed by you shall be deducted from your Salary at source, and you hereby irrevocably instruct and authorize the Company to make such deductions and transfers to the Policy.

(b)	Notwithstanding the above, you are entitled to instruct the Company in writing to distribute the payments and contributions described above among different and various policies and saving plans, at your discretion, so long as the Company’s total costs and liabilities in connection with said payments and contributions (and the funds and rights associated with and/or accrued therewith) will not exceed the amounts referenced herein; all subject to any applicable law and/or instructions and/or guidelines of the Ministry of Finance and/or all the by-laws and regulations of any fund and/or the provisions of the Extension Order regarding the enlargement of pension contributions, all as shall be in effect from time to time.

(c)	It is hereby expressly agreed that the Company’s contribution for severance pay of eight and one-thirds percent (8.33%) together with any linkage, interest or other profit derivative thereof shall be instead of your severance compensation, should you be entitled thereto, such that upon release of the Policy to you, no additional calculations shall be conducted regarding the matter of severance pay and no additional payments shall be made by the Company to you.

You and the Company hereby adopt the provisions of the “General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay” pursuant to Section 14 of the Severance Pay Law - 1963, attached hereto as Annex A-1, or any amended provisions of said General Order as shall be in effect from time to time.

(d)	The Company waives all rights to have its payment to the Policy refunded, unless your right to severance payment has been negated, in a decision of a competent court, pursuant to Section 16 or 17 of the Severance Pay Law - 1963, and to the extent so negated, or in the event in which you shall have withdrawn funds from the Policy other than for an ‘entitling event’ (i.e. death, invalidity, or retirement at the age of 60 or older).

(e)	You shall bear any and all taxes which may apply with respect to any contribution which exceeds the recognized tax ceilings.

3.4	Study Fund

(a)	The Company shall contribute, and shall deduct from your Salary, on a monthly basis, towards a “keren hishtalmut” (“Study Fund”), chosen by you, amounts equal to the percentages of the Salary set forth in Annex A. The sums contributed by you shall be deducted from your Salary at source, and you hereby irrevocably instruct and authorize the Company to make such deductions and transfer to the Study Fund.

(b)	Upon the termination of your employment with the Company for any reason whatsoever, the Company shall release to you all the amounts accumulated in the Study Fund.

3.5	Car Allowance /Leased Car

During the term of your employment, you shall be entitled to car allowance or a leased car, at your discretion, in accordance with the terms set forth in Annex A.

3.6	Mobile Phone Expenses Reimbursement

You shall be entitled to reimbursement of mobile phone expenses as set forth in Annex A.

4.	Obligations and Undertakings

You undertake as follows:

4.1	You have the ability and the skills to carry out the duties of your position and perform the services as set forth in this Agreement, and you will devote your working time, attention, energies, talents, skills, knowledge and experience to the performance of your duties and responsibilities hereunder, as may be required.

4.2	During the term of your employment, you will not, without informing the Company, engage in any other professional or business activity or occupation, whether paid or unpaid; and you shall not receive, directly or indirectly, any compensation or benefit of any kind in connection with your work for the Company from any source except as set forth in this Agreement or as may be agreed with the Company; and you shall notify the Company immediately in writing regarding any matter in which you have a personal interest and which may potentially create a conflict of interest between you and your work for the Company.

4.3	You shall maintain confidentiality, assign intellectual property rights and you shall refrain from competing with and/or soliciting from the Company, including without limitation according to the undertakings attached hereto as Annex B. Without derogating from the generality of the foregoing, you are aware that the terms of this Agreement are personal and specific to you and that the maintenance of their confidentiality is of utmost importance to the Company, and you undertake to maintain the confidentiality of the terms of your employment hereunder, and not disclose them to any other individual or entity. You understand that your agreement to these undertakings, and specifically to the provisions of Annex B, are a material inducement for the Company to enter into this Agreement.

4.4	The execution and delivery of this Agreement and the performance of the terms hereof: (a) shall not constitute a default under or breach of any agreement or other understanding to which you are a party or by which you are bound, including without limitation any confidentiality or non-competition agreement; (b) is not prohibited under any law, regulation or court order; and (c) does not require the consent of any other individual or entity.

4.5	You consent, of your own free will and although not required to do so under law, that the information in this Agreement and any information concerning you gathered by the Company, will be held and managed by the Company or on its behalf, including without limitation on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The Company undertakes that the information will be used and transferred for legitimate business purposes only, while undertaking reasonable commercial efforts to maintain your right to privacy.

4.6	You agree that the Company and any related entity may, for any business purpose (including security and protecting their legitimate interests), monitor your use of their Communications Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Communications Systems, regardless of the location or time of such use, in accordance with the Company’s policy as shall be in effect from time to time. For the purposes of this Section, “Communications Systems” means Company’s computer, laptop, computer systems, internet server, electronic database, hardware, software and e-mail account, whether under your direct control or otherwise. You may use the Company’s systems for business purposes solely, and shall not make any personal use in them (unless you clearly define and mark your personal information stored in the Communications Systems as “Personal”), all subject to Company’s policy as in effect from time to time. For personal use, you may use external e-mail services (i.e. Gmail, Yahoo mail etc.). Upon the Company’s request, you shall transfer to the Company your log-on passwords and details to the Company’s e-mail, computer and other accounts.

It is hereby clarified and agreed that the above mentioned shall apply also to mobile phone when used by you for business purposes in the framework of your position.

4.7	You hereby agree that the Company has a legitimate business need to place visible cameras at Company’s offices for security, discipline and protection of the Company’s Confidential Information (as such term is defined in Annex B); all subject to Company’s policies in this respect as shall be in effect from time to time.

4.8	You shall comply with all laws and regulations governing your employment and the Company’s policies, procedures and objectives as shall be in effect from time to time, including without limitation regarding the prevention of sexual harassment. Additionally, you shall cooperate with the Company in maintaining an authentic record of the number of working hours you shall perform.

4.9	You acknowledge that according to the applicable law and the Company’s policy in this respect, you may choose to receive your pay slip for each calendar month electronically via your e-mail address. You are kindly requested to inform the Company of your selection thereof, by selecting your preferred option and executing the required consent form attached hereto, in original Hebrew form, as Annex C.

4.10	You hereby represent that the entire information you provided the Company in the framework of your recruiting procedure (directly or through any third party) relating to yourself, your education, experience and/or skills and qualifications, including without limitation as detailed in your resume, is true, complete and accurate. You hereby declare and agree that breach of this Section 4.10 shall, inter alia, be deemed a fundamental breach of this Agreement.

4.11	You are aware and confirm that without your agreement to the undertakings of this Section 4, the Company would not enter this Agreement with you.

5.	Miscellaneous

5.1	The preamble to this Agreement, and the annexes hereto, constitute integral parts of this Agreement.

5.2	The addresses of you or the Company for the purposes of this Agreement will be as set forth below, or as either you or the Company may advise the other in writing, and any notice which is sent via registered mail by you or the Company to the other party at such address, will be deemed received by the addressee 72 hours after it was sent for delivery at a post office in Israel. If notices shall be delivered by hand, they will be deemed received at the time at which they were delivered; and if by e-mail – 24 hours after it was sent.

5.3	Any modification of or addition to this Agreement shall be valid only if in writing and signed by both you and the Company.

5.4	This Agreement is personal and special and exclusively delineates the entire relationship between the Company and yourself, and contains all compensation and/or benefits and/or other conditions of any kind to which you are entitled from the Company, as an employee thereof, and supersedes all prior agreements, understandings, negotiations, promises, consents, undertakings, representations, warranties, oral or written, exchanged or signed between the Company and yourself with respect to the subject matter hereof. No general and/or special collective agreements apply to your employment hereunder. For the removal of any doubt and without derogating from the above, in the event that with respect to any of the matters addressed herein, provisions of law, collective agreements and/or extension orders shall, notwithstanding the above, apply to you, the provisions of this Agreement shall be deemed as coming in their stead, or at least, as being on account of said applicable provisions.

5.5	All taxes applicable to any and all compensation to be paid to you or benefits granted to you under this Agreement, including taxes which may apply with respect to any contributions which exceed the recognized tax ceilings - shall be borne exclusively by you. The Company shall deduct and withhold income tax, health insurance and national insurance from your gross income, and any other deductions or withholdings that may be required from time to time, pursuant to applicable law.

5.6	This Agreement is in lieu of the “Notice of Terms of Employment” pursuant to the Notice To the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002.

5.7	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. All disputes arising from this Agreement shall be exclusively commenced in the competent courts of the State of Israel.

We look forward to working with you.

Sincerely,

________________________

Cust2mate Ltd.

/s/ Bentsur Jospeh

By: Bentsur Joseph

Position: Chairman

Company’s Registration no. 5150212052

Company’s Address: 94 Yigal Alon Street., Tel Aviv Israel

To indicate your understanding and acceptance of the provisions, terms and obligations set forth in this Agreement including without limitation the annexes hereto, please affix your name, ID number, address and signature in the space provided below and in the attached annexes.

Signature: /s/ Gadi Graus

Name:	Gadi Graus
ID:	011961687
Address:	16/9 Amzalag Street, Tel-Aviv, Israel
Date:	November 1, 2022

ANNEX A

to the Agreement between Gadi Graus and Cust2mate Ltd. (the “Company”), dated November 1, 2022

1.	Personal Details	Full Name: Gadi Graus I.D. Number: 011961687 Address: 16/9 Amzalag St., Tel-Aviv, Israel Telephone Number (cell): +972-54-7788737
2.	Position in the Company	President
3.	Supervisor	The Company’s Board of Directors.
4.	Scope of Position	As required
5.	Days and Hours of Work

The regular working week shall be 42 hours; the regular working days shall be Sunday–Thursday, of which 4 days shall consist of 8.6 net hours per day (not including a lunch break on your account), and one day, as shall be determined by the Company, shall consist of 7.6 net hours (not including a lunch break on your account).

Saturday shall be your rest day.

6.	Salary (gross)

NIS 45,000 per month.

It is clarified and agreed that your Salary was calculated to include a special consideration, equal to 10% of the Salary, for your non-competition undertaking as detailed in Annex B.

7.	Vacation

24 business days per annum

The Company shall be entitled to set uniform dates for its employees’ vacation, with respect to all or any part of the vacation days, as it shall deem fit, including during the intermediate holidays.

8.	Car Allowance / Leased Car

At your discretion, the Company shall either:

(i) pay you a monthly car allowance in the amount of NIS 4,500 per month (gross) (the “Car Allowance”).

The Car Allowance shall not constitute part of the Salary for any purpose whatsoever, including for purpose of calculating your social benefits.

In addition and for the avoidance of doubt, it is hereby clarified that the Car Allowance shall be provided in lieu of any payment in respect of commuting expenses.

(ii) place at your disposal a leased car of a model according to the Company’s standards, for your business and personal use (the “Car”).

All expenses incurred in connection with the use of the Car including insurance, maintenance, and repairs, shall be borne and paid by the Company, excluding fines and tickets.

You shall bear the tax usage value incurred in connection with the Car, as shall be in effect from time to time.

You will drive the Car carefully and properly qua an owner who cares for his/her property and according to the Company’s applicable policy as in effect from time to time.

You confirm that excluding the right to use the Car, you shall not have any interest, lien, encumbrance or retention or other right in the Car and you undertake to return the Car in good condition immediately to the Company upon the termination of your employment.

For the avoidance of doubt, it is hereby clarified that the Car shall be provided in lieu of any payment in respect of commuting expenses.

In both options, the Company will pay all gas /petrol consumption of the Car

9.	Recreation Pay	In accordance with applicable law
10.	Sick Days	Full payment from the first day of absence due to sickness.

11.	Pension and Severance Pay	Company’s Contribution to Severance	Company’s Contribution to Pension and Life Insurance*	Your Contribution to Pension and Life Insurance
		8.33%	6.5%	6%

Name of the Policy Starting Date	* In the event that you shall elect to be insured in a managers insurance policy or a provident fund which is not a pension fund - the Company’s contributions towards pension and life insurance shall include payment for disability insurance in an amount which will ensure 75% of the Salary, provided however, that in any event the contributions of the Company towards life insurance and pension shall be equal to at least 5% of the Salary, and the total cost of the Company for disability insurance and pension and life insurance shall not exceed 7.5% of the Salary. _________ _________[please complete]

12.	Study Fund	Company’s Contribution	Your Contribution
		7.5%	2.5%

	Name of the Policy Starting Date	__________________[please complete]
13.	Mobile Phone

The Company shall place at your disposal a mobile phone for your business and personal use (the “Phone”).

All expenses incurred in connection with the use and maintenance of the Phone shall be borne and paid by the Company.

Furthermore, any tax liability associated with the Phone shall be borne by you.

You will use the Phone carefully and properly qua an owner who cares for his property and according to the Company’s policies, as shall be in effect from time to time.

You confirm that excluding the right to use the Phone you shall not have any lien or retention right in the Phone and you undertake to return the Phone to the Company upon the termination of your employment

14.	Bonus

You will be entitled to a special signing bonus equal to one months gross salary.

In addition, you will be entitled to bonuses as is customary in the group of companies for senior officials, at the sole discretion of the board of directors of the Company.

15.	Effective Date	November 1, 2022
16.	Prior Notice Period	3 months
17.	Gardening Leave	Except in the event of termination for cause, if the Company informs you that it is terminating your employment before the lapse of 24 months, you will be entitled to paid gardening leave of 9 months; if the Company informs you that it is terminating your employment after the lapse of 24 months, but before the lapse of 36 months you will be entitled to paid gardening leave of 6 months; if the Company informs you that it is terminating your employment after the lapse of 36 months you will be entitled to paid gardening leave of 3 months.

The Company	The Employee

Annex A-1

אישור כללי בדבר תשלומי מעבידים לקרן פנסיה ולקופת ביטוח במקום פיצויי פיטורים[1] לפי חוק פיצויי פיטורים, התשכ"ג - 1963

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג - 1963[2] (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקיצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד - 1964[3] (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקיצבה או שילוב של תשלומים לתכנית קצבה ולתכנית שאינה לקצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תכנית לקצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה:

1. תשלומי המעביד -

(א) לקרן פנסיה אינם פחותים מ- 14 1/3 מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך כך תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2 1/3 % מן השכר המופטר. לא שילם המעביד בנוסף ל-12% גם 2 1/3 % כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) 13 1/3 % מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אבדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של 2 ½ % מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אבדן כושר עבודה);

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אבדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד בנוסף לאלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2 1/3 % מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

2. לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו:

(א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי הענין; בהסכם האמור ייכלל גם נוסחו של אישור זה;

(ב)[4] ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לענין זה, "אירוע מזכה" - מות, נכות או פרישה בגיל ששים או יותר;

(ג) אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

אליהו ישי
שר העבודה והרווחה

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[1] י"פ 4659 (30.6.98), עמ' 4394; תיקונים: י"פ 4803, התש"ס (19.9.99), עמ' 5; י"פ 4970, התשס"א (12.3.01), עמ' 1949

[2] ס"ח התשכ"ג, עמ' 136

[3] ק"ת התשכ"ד, עמ' 1302

[4] תיקון: י"פ 4803, התש"ס (23.8.99)

Free translation of the General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Annex A-1

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments –

(a)	for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the
employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(b)	to the Insurance Fund are not less that one of the following:

(i)	13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).
(ii)	11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(a)	the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(b)	an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)	This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

The Company	The Employee

ANNEX B

to the Agreement between Gadi Graus and Cust2mate Ltd. (the “Company”), dated November 1, 2022

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION, INTELLECTUAL PROPERTY ASSIGNMENT

This Annex B is entered into by the Company and I, Gadi Graus, the undersigned, as part of my employment agreement with the Company to which this Annex B is attached (the “Agreement”). Any capitalized term not defined in this Annex B shall have the meaning ascribed to such term in the Agreement.

In addition to my undertaking under Section 4.3 of the Agreement, I hereby acknowledge, confirm and undertake to the Company as follows:

1.	Confidentiality

1.1	I acknowledge that in the framework and/or as a result of my employment with the Company I may (or may have) receive(d), learn(ed), be(en) expos(ed) to, obtain(ed), or have (or had) access to non-public proprietary and other confidential information relating to the Company, its business and activities, including without limitation any commercial, financial, business, professional, technical, technological information, including information regarding the Company’s (actual or planned) products, services, inventions, discoveries, studies, techniques, research and developments, processes, specifications, data, know-how, improvements, trade secrets, computer programs, software (in source and object code), databases and any intellectual property, information regarding marketing, operations, plans, activities, policies and procedures, employees, customers, suppliers, business partners, etc., including information of third parties (with respect to which the Company may have a duty of confidentiality), all whether or not marked confidential and whether disclosed in written, oral or other format (collectively, the “Confidential Information”), which is highly confidential and of great value to the Company and which may constitute professional and/or commercial secrets. For the sake of clarity, Confidential Information shall be deemed to include all notes, summaries, analyses, studies or other documents prepared by me or any other person which contain, or are based upon, in whole or in part, any Confidential Information.

Furthermore, I confirm and acknowledge that the Company is affiliated to a public company, A2Z Smart Technology Corp. (the “Public Company”), and I hereby represent that the Confidential Information and any other information regarding the Company and/or the Public Company that is unknown to the public yet, may be considered as “inside information”, as such term is defined in the Securities Law, and contain information with respect to the Company’s and/or the Public Company’s development, a change of their situation, an estimated evolution or change or any other information about the Company and/or the Public Company, which is unknown to the public and that if it would have been known to the public, it could cause a significant change in the value of one of the Public Company’s securities or other securities of which the Public Company’s securities are a core asset. I am aware, that the execution of a transaction with securities of the Company and/or the Public Company (including options exercising) while I or the Company and/or the Public Company have inside information, is prohibited according to the law, and that the utilization of inside information and/or its provision to third parties might, under certain circumstances, constitute a criminal offense. Therefore, I confirm and undertakes to maintain such information in confidence, not to take advantage and not to let anyone else (including my family members) to take advantage of such information with respect to transactions in the Company’s and/or the Public Company’s securities or any other securities, and to act in accordance with any applicable law.

1.2	I confirm and agree that all right, title and interest in and to all Confidential Information is and shall remain the sole and exclusive property of the Company or the third party providing such Confidential Information to the Company, as the case may be.

1.3	During my period of employment with the Company and thereafter (without any fixed limitation of time), I undertake to maintain all Confidential Information in strict confidence at all times and not to, directly or indirectly, whether in writing, orally or otherwise, communicate, publish, reveal, describe, divulge or otherwise disclose or make available any of the Confidential Information or allow its exposure or disclosure, in whole or in part, to any individual or entity, and not to use any of the Confidential Information for any purpose other than for the performance of my duties and obligations on behalf of the Company under the Agreement.

Notwithstanding the foregoing, the Confidential Information shall not include information that I prove using documented evidence to be (a) generally available to the public not as a result of any fault of mine or any person acting on my behalf; or (b) furnished to me prior to my association with the Company, without any obligation of confidentiality and/or use restrictions by a third party without breaching a confidential obligation.

1.4	In the event that I will be required to disclose pursuant to an order of a court of competent jurisdiction or by applicable law or regulation any Confidential Information, I undertake that: (i) such disclosure will be made only to the extent and solely to the recipient legally required; and (ii) the Company will be provided by me with sufficient prior written notice of such legal requirement so as to have the opportunity to oppose the disclosure or obtain a protective order.

1.5	I have not and will not improperly or wrongfully use(d) or disclose(d) any non-public proprietary information, documentation, trade secrets or other confidential information of any former employer or any previously approved concurrent employer or other person and I will not bring onto the premises of the Company or otherwise use on behalf of or to the benefit of the Company any such information belonging to any such employer, person or third party unless consented to in writing by such employer, person or third party.

1.6	Upon the earlier of the Company’s request or upon termination of this Agreement, I shall return to the Company any and all documents and other tangible materials containing Confidential Information and shall erase or destroy any computer or data files containing such Confidential Information, such that no copies or samples of Confidential Information shall remain with me. I agree that the Company has the right to inspect my property to reasonably ensure that no such materials remain in my possession.

2.	Intellectual Property Rights

2.1	Without derogating from the Company’s rights under any law and/or agreement, I confirm and agree that any and all discoveries, ideas, developments, inventions research , formulae, improvements, works of authorship, mask works, trade secrets, modifications, concepts, techniques, specifications, computer software or programs (in source and in object code), data bases, products (actual or planned), methods, technologies, know-how, designs, trademark data, processes and proprietary information, “Service Inventions” under Section 132 of the Patent Law-1967, whether or not patentable, copyrightable or otherwise protectable, (collectively, “Inventions”), which were or shall be made, invented, developed, discovered, conceived, or created by me, in whole or in part, independently or jointly with others: (i) prior to my employment with the Company for the benefit of and/or on behalf of the Company; and/or (ii) as a result of and/or during the period of my employment with the Company; and/or (iii) with the use of any proprietary information belonging to the Company, or any intellectual property rights therein, related thereto or associated therewith such as (but not limited to) copyrights and copyrights applications, patents and patent applications (collectively, “IP Rights”), (such Inventions and IP Rights, shall be referred to herein as “Company IP”) are and shall be the sole and exclusive property of the Company, and I shall have no rights, claims or interest whatsoever in or with respect thereto, and for the removal of doubt, I hereby irrevocably and unconditionally assign (and agree to assign in the future upon the vesting of any such rights in me) to the Company any and all rights title and interest, in and to any and all Company IP.

2.2	I have attached hereto, as Annex B-1, a list describing all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to me (whether made solely by me or jointly with others) that: (i) were developed by me prior to the my engagement with the Company (collectively, the “Prior Inventions”), (ii) relate to the Company’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder; or, if Annex B-1 is incomplete or if no such list is attached, I represent that there are no such Prior Inventions.

2.3	Without derogating from the generality of the foregoing, I hereby irrevocably confirm that, the Salary to which I am entitled under the Agreement includes and incorporates full and appropriate compensation for any and all right I may have to any Company IP which are assigned to the Company, and I shall not be entitled to any additional compensation whatsoever with respect to any Company IP or for fulfilling my duties hereunder, and I hereby irrevocably waive any claim and/or demand to any right, moral rights, compensation or reward, including any right for any royalties or other compensation in Inventions based on Section 134 of Israeli Patent Law-1967.

2.4	I further agree and undertake that if and to the extent any additional action is required from me in order to perfect, enforce, or defend said Company IP, and effectuate or confirm the Company’s title and interest therein, including to effect the formal transfer thereof to the Company, I shall take all necessary measures and fully cooperate, during and after the term of my employment, and perform any such action promptly upon the Company’s request. Additionally, I undertake to promptly disclose to the Company and transfer thereto any and all information and details with respect to the Company IP, to keep accurate records relating to the conception and reduction to practice of all Company IP (which records shall be the sole and exclusive property of the Company and shall be surrendered to the possession of the Company, immediately upon their creation), and to provide the Company with all information, documentation, and assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data. It is hereby agreed that in case I will be required to assist the Company as described above after the termination of my employment with the Company, for any reason, the Company shall reimburse me for any reasonable expenses, including reasonable loss of time expenses, in connection therewith.

2.5	If the Company (or any of its assigns) is unable because of my mental or physical incapacity or for any other reason to secure my signature to or to apply for or to pursue any application for any domestic or foreign patents or copyright registrations covering any of the Company IP, or to further any of the purposes as described above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers, agents and assigns as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the above purposes, including without limitation the prosecution and issuance of letters patent or copyright registrations thereon, with the same legal force and effect as if executed by me.

3.	Non Competition and Non-Solicitation

3.1	I undertake that, without the express prior written consent of the Company (such consent to be given or withheld in the sole discretion of the Company) as long as I am employed by the Company and for a period of twelve (12) months thereafter: (a) I shall not, directly or indirectly, be involved in any activity which is competitive with the Company or any of its businesses, including without limitation in the field of Smart Carts for the Retail Industry or Maintenance of large Pieces of Mechanical or Electronic Equipment, (b) I shall not, directly or indirectly, engage in any activity with or for the benefit of any individual or entity, which at the time of the termination of my employment with the Company, or during the period of twelve (12) months prior thereto, was in contact of the Company, including without limitation any of the Company’s customers, suppliers, consultants, advisors, service providers, employees, and the like, or any active prospect of any of the foregoing persons (each, a “Third Party”) with respect to business activity of the kind and/or in the field that the Company engages in or discussed engaging in with such Third Party and/or take any action which could interfere with the relationship of the Company with such Third Party; and (c) I shall not, directly or indirectly, employ, offer to employ or otherwise solicit for employment or engagement any person who is or was, during the 12 (twelve) month period prior to the termination of my employment with the Company, an employee or consultant, supplier or contractor of the Company.

For the purpose of this Section 3 of this Annex B, “directly or indirectly” includes engaging in business as an owner, an independent contractor, shareholder, director, partner, manager, agent, employee or advisor. However, such a reference does not include the holding of shares of a publicly traded company which constitute no more than 5% of the issued share capital of such traded company.

3.2	I confirm that the compensation in the Agreement, with respect to which negotiations were conducted, includes and incorporates special non-compete compensation as set forth in Annex A, which constitutes full and appropriate compensation for my undertaking not to compete in Section 3.1 of this Annex B above.

4.	General

4.1	For the purpose of this Annex B, the term “Company” shall include any parent, subsidiary and/or affiliated entities of the Company.

4.2	My undertakings stipulated in this Annex B shall survive the termination of the Agreement.

4.3	In the event of termination of my employment with the Company, I hereby grant my consent to the Company to (a) notify my new employer about my rights and obligations hereunder, and (b) give the Company permission to send my new employer a copy of this Annex B.

4.4	The provisions of this Annex B are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that the Company may have relating to the subject matter addressed herein.

4.5	In the event that any of my undertakings in this Annex B are adjudicated to be invalid or unenforceable, such provision will be enforced to the maximum extent allowed by law given the intent of the Company and myself as expressed in this Annex B. The unenforceability of any term (or part thereof) shall not affect the enforceability of any other part of these undertakings made by me hereunder.

4.6	I am aware that the breach or threatened breach of this Annex B or any part thereof may cause the Company and/ or its customers, severe and irreversible damage, to which monetary damages would not constitute sufficient remedy. Without derogating from any other remedies to which the Company may be entitled, including without limitation, pursuant to the Israeli Commercial Wrongs Law, 1999, I agree that the Company will be entitled to injunctive relief to enforce my undertakings (or any breach thereof) under this Annex B.

4.7	I represent that my performance of the terms of this Annex B and my duties as an employee of the Company, do not and will not breach any agreement I have with, or any other obligation I owe to, any former employer or other party.

I have read all that which is stated above and I hereby undertake to comply with all that which is written, and in witness whereof, I hereby affix my signature to this Annex B, as of this 1st day of the month of November, 2022

Employee Name: Gadi Graus

Signature: /s/ Gadi Graus

Annex B-1

List of Prior Inventions

1. NONE

טופס הסכמה לקבלת תלוש שכר באמצעים אלקטרוניים
חלק א'

שם העובד: גדי גראוס
מס' זהות: 011961687
שם המעסיק: קאסטומייט בע"מ
מקום העבודה: משרדי החברה

אני החתום מטה, נותן בזה את הסכמתי לקבל את תלוש השכר בעד עבודתי בדרך כמפורט להלן (סמן X ליד בחירתך) וידוע לי כי בכך, וכל עוד לא חזרתי בי מהסכמתי, אני מוותר על זכותי לקבל את תלוש השכר מודפס ואולם עדיין אוכל לקבל גישה לתלוש כמפורט בתקנה 3 לתקנות הגנת השכר (דרכים מיוחדות למסירת תלושי שכר), התשע"ז- 2017:

[הינכם רשאים למחוק מראש שתיים מבין החלופות 1-3, בהתאם לחלופות שאתם מעמידים לעובדי החברה. שימו לב כי לא ניתן למחוק את חלופה 4]

☐ (1) לפי תקנה 2(א)(1) - שליחה לכתובת הדואר האלקטרוני שלי במערכת הדואר האלקטרוני המשמשת את המעסיק; כתובת הדואר האלקטרוני שלי כאמור היא gadigraus@gmail.com.

☐ (2) לפי תקנה 2(א)(2) - באמצעות תוכנה שבאתר האינטרנט של המעסיק בכתובת ____________ באמצעות כניסה עם סיסמה אישית; כתובת אתר האינטרנט והסיסמה האישית נמסרו לי;

☐ (3) לפי תקנה 2(א)(3) - שליחה לכתובת הדואר האלקטרונית הפרטית שלי, ____________; אם סימנת חלופה זו, יש למלא את חלק ב' שלהלן.

☐ (4) אני החתום מטה, שפרטיי מצוינים לעיל, לא מסכים לקבל את תלוש השכר בעד עבודתי בדרך אלקטרונית כמפורט בחלופות 1 עד 3 לעיל; אני מבקש לקבל את תלוש השכר מודפס.

הסכמה זו וכן הוויתור על קבלת תלוש שכר בכתב תקפים כל עוד לא הודעתי בכתב על חזרתי בי מן ההסכמה.

____________ ____________

חתימת העובד **תאריך**

<u>חלק ב'</u>

א. מסרתי למעסיק את כתובת הדואר האלקטרוני הפרטית המצוינת לעיל בהסכמה; אני מצהיר כי כתובת זו משמשת אותי באופן אישי.

ב. הסכמתי לקבלת התלוש באופן האמור ניתנה בשים לב לכל אלה:

(1) ידוע לי שמערכת הדואר האלקטרוני החיצונית אינה בשליטת המעסיק;

(2) העברת טופס זה לחתימתי מהווה התחייבות מצד המעסיק לנקוט באמצעים סבירים שיבטיחו כי הגישה לתלוש השכר והצפייה במידע בו תהיה לי בלבד, או בהרשאתי, וכי לכל הפחות נקט המעסיק באמצעים של הצפנת המידע לשם הגנה על פרטיותי;

(3) על אף האמור, אני מסכים שתלוש השכר שלי יישלח למערכת דואר אלקטרוני שאינה בשליטת המעסיק שלי, ואני מתחייב להודיע בכתב למעסיק שלי על קבלה של תלוש השכר בתוך חמישה ימים מהיום הקובע וידוע לי כי:

(א) המידע עשוי להיות חשוף לצדדים שלישיים ובהם מפעיל שירות הדואר האלקטרוני החיצוני;

(ב) אין ערובה לכך שמערכת הדואר האלקטרוני החיצונית כוללת אמצעי הגנה מפני חדירה אליה ומפני שיבוש בעבודתה;

(ג) ייתכן שהמידע יאבד, לא יישמר או לא יגיע ליעדו עקב נסיבות שאינן בשליטת המעסיק;

(ד) ייתכן שהמידע נשמר מחוץ לגבולות מדינת ישראל, והדבר עשוי להשליך על זכויותיי לעניין שימושים שייעשו במידע;

(ה) מומלץ כי אדאג לגיבוי ושמירה של תלושי השכר שיישלחו אלי בדרך זו באופן עצמאי.

ג. הסכמה שבחלק זה תקפה כל עוד לא הודעתי בכתב על חזרתי בי מן ההסכמה.

______________	___________
חתימת העובד	**תאריך**